Exhibit (23)

CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of The Hartford Steam Boiler Inspection and Insurance Company on Forms S-8 (File Nos. 33-4397 and 33-36519) of our report dated January 23, 1995, on our audits of the consolidated financial statements and financial statement schedules of The Hartford Steam Boiler Inspection and Insurance Company and its subsidiaries as of December 31, 1994 and 1993, and for the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.




COOPERS & LYBRAND, L.L.P.



Hartford, Connecticut
March 24, 1995